optionsXpress Announces Record First Quarter 2006 Results

CHICAGO, IL, April 21, 2006 – optionsXpress Holdings, Inc. (Nasdaq: OXPS) today reported record results for the three months ended March 31, 2006. Highlights from the first quarter 2006 included:

•	Record revenues of $46.4 million, a 73% year-over-year increase

•	Record net income of $18.0 million, or $0.29 per diluted share

•	Record daily average revenue trades (DARTs) of 29,400, a 78% year-over-year increase

•	Industry-leading 64% pre-tax margins

•	Record net new accounts of 16,900, resulting in 178,700 customer accounts, a 53% increase on a year-over-year basis

•	Record sequential customer asset growth of $599 million, resulting in $4.0 billion of total customer assets, an 84% increase on a year-over-year basis

•	Named Barron’s #1 Online Broker for the fourth year in a row

“Strong net new account growth, combined with improved market activity, drove revenues and net income higher in the first quarter,” commented David Kalt, Chief Executive Officer of optionsXpress. “We continue to take advantage of the sustained growth in the overall options market with our marketing initiatives generating low cost new accounts. For the third consecutive quarter, year-over-year net income growth was over 80%.”

“We are extremely proud of optionsXpress’ ‘remarkable display of consistency’ in being named the top online broker by Barron’s for the fourth consecutive year,” Kalt continued. “The recognition is a testament to our culture of persistent innovation and focus on the customer experience.”

During the quarter, the average number of trades per account were 43 on an annualized basis, rising from 39 in the fourth quarter. As a result of the increased activity and organic account growth, DARTs were 29,400 in the first quarter, up 78% from 16,500 in the first quarter of 2005 and up 21% from 24,200 in the fourth quarter of 2005. Total revenue growth was 73% over the first quarter of last year and 16% over the fourth quarter of 2005. Resulting net income for the first quarter was $18.0 million, or $0.29 per share on a diluted basis, an 84% increase from $9.8 million in the first quarter of last year and a 15% increase from $15.6 million in the fourth quarter of 2005.

“In the first quarter, our scalable and efficient model enabled us to capitalize on increased customer activity.  Total trades increased 20% over the fourth quarter but total operating expenses per trade decreased $0.22 to $9.23,” stated David Fisher, Chief Financial Officer of optionsXpress. “While average commissions were lower during the quarter, this in part reflects the positive trend of our customers transacting a greater percentage of their non-option brokerage business through optionsXpress. The high incremental margin on the additional equity trades results in greater revenues with very little incremental expense.”

During the quarter, optionsXpress announced a dividend of $0.05 per share, a 25% increase from the fourth quarter dividend. The total amount of the dividend was approximately $3.1 million and was paid to shareholders on March 30, 2006.

Outlook
“As we head into the typically slower summer season, we believe we are in an excellent competitive position,” Kalt commented. “Our customer-focused platform combined with our low-cost marketing strategies should continue to generate strong organic customer account and asset growth while helping us drive other initiatives in specialty brokerage like futures, brokersXpress, international and our conversion to self-clearing.”

Conference Call
A conference call will be broadcast live on Friday, April 21, 2006, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. Subscribed users can also access the broadcast at http://www.streetevents.com. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options trading for the retail investor, offers a comprehensive and innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, Inc., an online retail brokerage, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, the company provides a wide range of proprietary investor tools, outstanding customer service and competitive commissions that have led to recognition as the leading online brokerage firm by Barron’s in its last four annual surveys (2003, 2004, 2005 and 2006).

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Janelle Woodward Ashton Partners (312) 553-6722	Josh Inglis Strategics, Inc. (312) 346-2007

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Quarter Ended		Change
	March 31, 2006	March 31, 2005	$	%
Revenues:
Commissions	$32,087	$19,509	$12,578	64%
Other brokerage related revenue	8,964	5,161	3,803	74%
Interest income	5,228	2,137	3,091	145%
Other income	159	59	100	169%

Total revenues	$46,438	$26,866	$19,572	73%

Expenses:
Brokerage, clearing and other related expenses	5,727	3,646	2,081	57%
Compensation and benefits	4,807	2,825	1,982	70%
Advertising	1,876	1,347	529	39%
Quotation services	1,299	1,074	225	21%
Depreciation and amortization	720	522	198	38%
Technology and telecommunications	713	490	223	46%
Other	1,693	720	973	135%

Total expenses	$16,835	$10,624	$6,211	58%

Income before income taxes	29,603	16,242	13,361	82%
Income taxes	11,558	6,438	5,120	80%

Net income	$18,045	$9,804	$8,241	84%

Basic earnings per share	$0.29	$0.16	$0.13	81%
Diluted earnings per share	$0.29	$0.16	$0.13	81%
Weighted average shares
outstanding — basic	62,213	54,614	7,599	14%
Weighted average shares
outstanding — diluted	62,625	60,736	1,889	3%

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Quarter Ended		Change
	March 31, 2006	December 31, 2005	$	%
Assets:
Cash and cash equivalents	$27,800	$10,258	$17,542	171%
Cash segregated in compliance with
federal regulations	1,270	585	685	117%
Short-term investments	95,744	95,275	469	0%
Receivable from brokers	14,601	11,765	2,836	24%
Security deposits	550	547	3	1%
Fixed assets, net	5,078	4,088	990	24%
Other assets	6,056	3,655	2,401	66%
Investment in optionsXpress Australia	497	396	101	26%

Total assets	$151,596	$126,569	$25,027	20%

Liabilities and stockholders’ equity:
Liabilities
Accounts payable and accrued liabilities	$5,917	$6,570	($653)	(10%)
Payables to customers	963	369	594	161%
Current income taxes payable	8,749	2	8,747	nm
Net deferred income tax liabilities	1,459	1,109	350	32%

Total liabilities	17,088	8,050	9,038	112%
Stockholders’ equity	$134,508	$118,519	$15,989	13%

Total liabilities and stockholders’
Equity	$151,596	$126,569	$25,027	20%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Quarter Ended		Change
	March 31, 2006	March 31, 2005	$ or #	%
Number of customer accounts
(at period end)(1)	178,700	116,600	62,100	53%
Daily average revenue trades
(‘‘DARTs’’)(2)	29,400	16,500	12,900	78%
Customer trades per account (3)	43	37	6	16%
Average commission per trade	$17.59	$19.38	($1.79)	(9%)
Option trades as a % of total trades	74%	75%	(1%)
Advertising expense per new
customer account (4)	$111	$86	$25	29%
Total client assets (000s)	$3,994,714	$2,172,413	$1,822,301	84%
Client margin balances (000s)	$121,758	$90,170	$31,588	35%

(1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total new customer accounts opened during the period.